As filed with the U.S. Securities and Exchange Commission on January 7, 2025.

Registration No. 333-[*]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LOBO EV TECHNOLOGIES LTD.

萝贝电动车科技有限公司

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	3751	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Gemini Mansion B 901, i Park, No. 18-17 Zhenze Rd

Xinwu District, Wuxi, Jiangsu

People’s Republic of China, 214111

+86 510 88584252

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central Hong Kong SAR Telephone: +1 310-728-5129 Facsimile: +852-3923-1100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)	Dated , 2025

LOBO EV TECHNOLOGIES LTD.

萝贝电动车科技有限公司

2,485,000 Ordinary Shares

This prospectus relates to the offer and sale, from time to time, of up to 2,485,000 ordinary shares (the “Ordinary Share(s)”), par value $0.001, in the capital of LOBO EV TECHNOLOGIES LTD. (the “Company”, “we”, “us” and “our”) by the shareholders named in the section of this prospectus entitled “Selling Shareholder”. The Ordinary Shares being offered by the Selling Shareholder (as defined below) may be issued upon the conversion of a convertible promissory note (the “Convertible Note”) and 850,000 Ordinary Shares (the “Pre-delivery Share(s)”) issued on December 10, 2024 pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) that we entered into with Streeterville Capital, LLC (the “Investor” or the “Selling Shareholder”) on December 10, 2024. The Convertible Note may be converted into more than the 1,635,000 Ordinary Shares being offered by this prospectus, and if any portion of this Convertible Note is converted into Ordinary Shares that are not being offered by this prospectus, such Ordinary Shares will be restricted securities and may not be resold unless registered under the Securities Act of 1933, as amended, or such resale is exempt from such registration.

We are not selling any Ordinary Shares in this offering, and we will not receive any proceeds from the sale of Ordinary Shares by the Selling Shareholder.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “LOBO”. On January 3, 2025, the last reported sale price of our Ordinary Shares on the Nasdaq Capital Market was $1.90 per share, and on January 3, 2025, we had 8,630,000 Ordinary Shares of par value US$0.001 each issued and outstanding.

 The Selling Shareholder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

 This prospectus provides a general description of the securities being offered. You should this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our Ordinary Shares involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Ordinary Shares in “Risk Factors” beginning on page 13.

We are an “Emerging Growth Company” and a “Foreign Private Issuer” under applicable U.S. federal securities laws and, as such, are eligible for reduced public company reporting requirements. Please see “Implications of Being an Emerging Growth Company” and “Implications of Being a Foreign Private Issuer” for more information.

We are a holding company that is incorporated in the British Virgin Islands. As a holding company with no operations, we conduct all of our operations through our subsidiaries in the People’s Republic of China. The Ordinary Shares offered in this offering are shares of the holding company that is incorporated in the British Virgin Islands. Investors of our Ordinary Shares should be aware that they may never directly hold equity interests in our subsidiaries.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

About this Prospectus

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Ordinary Shares is made to the public in the BVI. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, the terms “we,” “us,” “our Company,” “our,” the “Company” and “LOBO EV” refer to LOBO EV Technologies Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands. In addition, in this prospectus:

●	“3C” refers to China Compulsory Certification;

●	“Beijing LOBO” refers to Beijing LOBO Intelligent Machine Co., Ltd., a wholly-owned subsidiary of Jiangsu LOBO;

●	“BVI” refers to British Virgin Islands

●	“BVI Act” refers to the BVI Business Companies Act, (Revised), as amended;

●	“China” or the “PRC” refers to the People’s Republic of China, excluding Taiwan for the purposes of this prospectus only;

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●	“EV(s)” refers to two-wheeled electric vehicles, three-wheeled electric vehicles and off-highway four-wheeled electric shuttles, or e-carts;

●	“e” refers to electric. All of our products are driven by electric power whether labeled “e” or not;

●	“E-bicycle” refers to the new national standard electric two-wheeled vehicle which conforms to the Safety Technical Specification for Electric Bicycle (GB 17761-2018);

●	“E-moped” refers to the electric two-wheeled vehicle which conforms to the General specifications for electric motorcycles and electric mopeds (GB/T 24158-2018);

●	“E-motorcycle” refers to the electric two-wheeled vehicle which conforms to the General specifications for electric motorcycles and electric mopeds (GB/T 24158-2018);

●	“GAAP” refers to accounting principles generally accepted in the U.S.;

●	“Guangzhou LOBO” refers to Guangzhou LOBO Intelligent Technologies Co. Ltd., a wholly-owned subsidiary of Jiangsu LOBO and disposed of by Jiangsu LOBO on December 10, 2024;

●	“Hong Kong” refers to Hong Kong Special Administrative Region of the PRC;

●	“Jiangsu LOBO” refers to Jiangsu LOBO Electric Vehicle Co. Ltd., a wholly-owned subsidiary of LOBO HK;

●	“LOBO HK” refers to LOBO Holdings Limited, a wholly-owned subsidiary of LOBO EV Technologies Ltd.;

●	“Memorandum and Articles of Association” refers to the second amended and restated memorandum and articles of association of the Company, as adopted by shareholders’ resolutions passed on 12 March 2024 and filed with the BVI registrar of corporate affairs on 18 March 2024;

●	“R&D” refers to research and development;

●	“RMB” or refers to the legal currency for the time being of China;

●	“SEC” or “Securities and Exchange Commission” refers to the U.S. Securities and Exchange Commission;

●	“share(s)”, “Share(s)” or “Ordinary Share(s)” refer to the ordinary share{s) of LOBO EV Technologies Ltd., par value $0.001 per share;

●	“Tianjin LOBO” refers to Tianjin LOBO Intelligent Robot Co., Ltd., a wholly-owned subsidiary of Jiangsu LOBO;

●	“Tianjin Bibosch” refers to Tianjin Bibosch Intelligent Technologies Co., Ltd., a wholly-owned subsidiary of Jiangsu LOBO;

●	“U.S.” or “United States” refers to United States of America, its territories, its possessions and all areas subject to its jurisdiction;

●	“U.S. dollars,” “dollars,” “USD”, “US$” or “$” refers to the legal currency for the time being of the United States;

●	“Wuxi Jinbang” refers to Wuxi Jinbang Electric Vehicle Manufacture Co., Ltd, previously an 85%-owned subsidiary of Beijing LOBO and disposed of by Beijing LOBO on December 30, 2024; and

●	“Wuxi Zella” refers to Wuxi Zella Technology Trade Co., Ltd, a wholly-owned subsidiary of Jiangsu LOBO.

Our business is conducted by our subsidiaries in RMB for our business in China and U.S. dollars for our export business overseas. Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in U.S. dollars. These dollar references are based on the exchange rate of RMB to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

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EXCHANGE RATE INFORMATION

Our business is conducted in China and all of our revenues are denominated in RMB. Capital accounts in our financial statements are translated into U.S. dollars from RMB at their historical exchange rates when the capital transactions occurred. RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation. The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. Assets and liabilities are translated at the exchange rates as of the balance sheet date and include the exchange rate information for the fiscal years ended December 31, 2023 and 2022, and for the six months ended June 30, 2024.

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022	For the Six Months Ended June 30, 2024
Period Ended RMB: USD exchange rate	7.0999	6.8972	7.2672
Period Average RMB: USD exchange rate	7.0809	6.7290	7.2150

TRADEMARKS

Our logo and some of our trademarks and tradenames are used or incorporated by reference in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, TM and SM symbols, but those references are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensor to these trademarks, tradenames and service marks.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Business Summary

Overview

We are an innovative electric vehicles manufacturer and seller. We design, develop, manufacture and sell e-bicycles, e-mopeds, e-tricycles, and electric off-highway four-wheeled shuttles such as golf carts and mobility scooters for the elderly and disabled persons. Leveraging our cutting-edge technologies in robotic and artificial intelligence, we are re-defining our products in order to provide users with convenient, affordable and pleasant driving experiences.

Headquartered in Wuxi, China, LOBO EV is a holding company and our operating entities include Jiangsu LOBO, Beijing LOBO, Tianjin LOBO, Tianjin Bibosch and Wuxi Zella as at the date of this prospectus. We are a provincial Hi-Tech company and Eagle-company verified by local government and golden plus supplier verified by Alibaba.com.

Beijing LOBO (formerly Beijing Weiqi Technology Co., Ltd.) established in August 2014 and acquired by Jiangsu LOBO in 2021, our main operating entity manufactures and sells e-bicycles and e-tricycles in China. Tianjin LOBO, established in October 2021, manufactures e-tricycles and e-carts. Both Tianjin Bibosch, formed in March 2022, and Wuxi Zella, formed in August 2024, engage in the export business of our products.

We amended our then effective memorandum and articles of association in March 2023 in order to effect a reorganization of our Ordinary Shares by way of a sub-division and subsequent surrender of certain of our Ordinary Shares. In September 2023, we issued additional 700,000 Ordinary Shares to our shareholders on a pro-rata basis. On March 25, 2024, the Company closed the IPO an IPO of 1,380,000 Ordinary Shares, par value $0.001 per share. Kingswood, a division of Kingswood Capital Partners, LLC, acted as representative of the underwriters (the “Representative”).

Our Mission

Our mission is to provide daily commuters with safer, smarter, and affordable e-bicycles, e-tricycles and e-carts.

Our Vision

Our vision is to provide commuters with affordable and high-quality EV and become a market leader in our industry by leveraging our design and intelligent technology.

Our Competitive Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors:

●	Accumulated industry resources and experienced management team

●	User-centered product design philosophy

●	Innovative marketing strategy

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Our Challenges

Currently, we are facing the following major challenges:

●	Major key players in this industry have raised sufficient funds to increase their manufacturing capacity and to increase the investments in sales channel development and talent recruitment after they were listed on the exchanges in China, Hong Kong and the U.S. in recent years. As a result, market concentration began to increase and the competition intensified.

●	If we fail to effectively implement our cost leadership strategy, we may lose our channels to the markets and suffer losses.

●	If we fail to provide appropriate differentiated products, we may lose our users and market share.

●	We may not be able to attract, retain, and motivate talented and experienced employees who share our vision and passion.

To overcome these challenges, we need adequate capital to make continuous investments in the technology R&D development, manage the stability of supply chain, market development, and recruitment, maintain our strength in the industry, improve profit margin, expand market share, and improve our brand awareness and reputation.

In general, the successful execution of our growth strategies depends on whether we can overcome certain challenges, manage risks and uncertainties, including but not limited to, our ability to maintain and enhance our brand awareness, innovate and successfully launch new products and services, maintain and expand our distribution network, satisfy the mandated safety standards relating to our products, secure the supply of components and parts used in our products, grow collaboration with our dealers, control costs associated with our operation and production, and recruit and retain dedicated executive officers, key employees and qualified personnel. Please see “Risk Factors” and other information included in this prospectus for a discussion of these and other risks and uncertainties that we face.

Our Growth Strategies

We are still in the early stage of development, and growth is the most important goal of the Company at present. Considering the current market competition and our own strengths and weaknesses, our strategic goal is to become a hidden champion in the field of intelligent urban tricycles and e-carts through our efforts in the next decade. Our strategies to achieve this goal are as follows:

●	Continue to innovate and launch new products

●	Attach importance to customer relationship management

●	Diversify and increase marketing methods

●	Strengthen cost control

Brief introduction to our products

Two-wheeled Electric Vehicles (The e-bicycles)

E-bicycles. Our e-bicycles are powered by electric motors. The appearance of e-bicycles is similar to that of traditional bicycles, with a few plastic shields. Our e-bicycles can reach maximum speeds of 25 km/h when powered by an electric motor. Most of our e-bicycle models use lithium batteries. All of our e-bicycles conform to the new national standard GB17761-2018 and have obtained China Compulsory Certificate, or 3C. E-bicycles are more convenient for riders to ride than traditional bicycles as riders can rely on the electric motor for propulsion. As of June 30, 2024, we had 1 e-bicycle models with 3C. The suggested retail prices for the different models of our e-bicycles ranged from RMB1,200 (US$170) to RMB3,000 (US$425) as of June 30, 2024 (including batteries and chargers).

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E-Mopeds. Our e-mopeds are powered by electric motors and generally have more powerful motors, more capacity batteries than the e-bicycles. All of the e-mopeds conform to the “General specifications for electric motorcycles and mopeds’ (GB/T 24158-2018).” Most of the e-mopeds are exported overseas, including to Europe, Southeast Asia and Latin America. Very few of our e-mopeds have been sold in China. As of June 30, 2024, the suggested retail prices for the different models ranged from RMB2,000 (US$280) to RMB4,000 (US$560) in China (including batteries and chargers).

For fiscal years ended December 31, 2023 and 2022, our revenue generated from sales of two-wheeled electric vehicles amounted to approximately RMB73 million (US$10.3 million) and RMB69 million (US$10.2 million), respectively, representing approximately 67% and 56 % of our total revenue for those periods, respectively. For the six months ended June 30, 2024 and 2023, our revenue generated from sales of two-wheeled electric vehicles amounted to approximately RMB43.5 million (US$6.0 million) and RMB42.8 million (US$6.2 million, respectively, representing approximately 50% and 82% of our total revenue for those periods, respectively.

Three-wheeled Electric Vehicles (The e-tricycles)

Our e-tricycles consist of more than 30 models. Our e-tricycle is an urban leisure tricycle for one or two adult passengers’ commuter use only, which is mainly composed of a front wheel and two rear wheels, of which two rear wheels are power wheels and the front wheel is the steering wheel. The maximum speed is usually less than 25 km/h.

As of June 30, 2024, the suggested retail prices for the different models of our multifunctional tricycles ranged from RMB1,980 (US$280) to RMB 4,980 (US$700) (including batteries and chargers).

For fiscal years ended December 31, 2023 and 2022, our revenue generated from sales of three-wheeled electric vehicles amounted to approximately RMB15 million (US$2.1 million) and RMB14 million (US$2.1 million), respectively, representing approximately 14% and 11% of our total revenue for those periods, respectively. For the six months ended June 30, 2024 and 2023, our revenue generated from sales of three-wheeled electric vehicles amounted to approximately RMB17.4 million (US$2.4 million) and RMB5.8 million (US$0.8 million), respectively, representing approximately 20% and 11% of our total revenue for those periods, respectively.

Electric Off-highway Four-wheeled Shuttles (E-carts)

Our electric Off-highway Four-wheeled shuttles consists of electric golf carts and elderly e-scooters. These electric four-wheeled vehicles are powered by electric motors and are able to achieve maximum speeds of 40 km/h. They are designed for specific functions and certain models can carry loads of up to 200-300 kilograms. The elderly e-scooter is designed especially for the elderly and disabled persons and for one passenger only. The maximum speed is less than 10 km/h. As of June 30, 2024, the suggested retail prices for the different models of our golf carts range from RMB20,000 (US$2,800) to RMB60,000 (US$8,500) and the retail price of elderly scooters range from RMB2,500 (US$350) to 15,000 (US$2,100) (including batteries and chargers).

For fiscal years ended December 31, 2023 and 2022, our revenue generated from sales of four-wheeled electric vehicles amounted to approximately RMB1.2 million (US$165,000) and RMB7.3 million (US$1.1 million), representing approximately 1% and 6% of our total revenue for those periods, respectively. For the six months ended June 30, 2023 and 2024, our revenue generated from sales of four-wheeled electric vehicles amounted to approximately RMB1.7 million (US$0.2 million) and RMB0.8 million (US$0.1 million), respectively, representing approximately 2% and 2% of our total revenue for those periods, respectively.

Industry Overview

China is one of the major manufacturers and consumers of two-wheeled electric vehicles, three-wheeled electric vehicles, and off-highway four-wheeled electric shuttles on a global scale. The new energy vehicles industry both in China and globally are large and growing steadily. The industry has been attracting investment in recent years. New technologies and new materials are also constantly being added to the products in the industry. As a result, competition within the industry is intensifying.

In 2023, although the market of China’s two-wheeled electric vehicles shows signs of slowing down, the global market remain expanding, with Europe and U.S. taking the lead. The tide of the electrification revolution has also reached Southeast Asia and Africa. In 2023, the overall performance of China’s electric vehicle industry was good, despite showing signs of saturation. Annual sales volume of electric vehicle in China was approximately 75.0 million units in 2023, comprising sales of two-wheeled electric vehicles of approximately 56.0 million units, three-wheeled electric vehicles of approximately 14.2 million units and low speed four-wheeled electric vehicles of approximately 2.1 million units (of which approximately 1 million were exported). In terms of three-wheeled electric vehicles, the demand for leisure models continued to grow. The total sales volume slightly declined by approximately 7% compared to 2022, indicating saturation of the domestic market for electric vehicle while decrease in domestic sales of electric off-highway four-wheeled shuttles was a result of current relevant policies regulations, with a primary reliance on exports.

Electric two-wheeled vehicles normally refer to all kinds of two wheeled e-scooters, e-bicycles, e-mopeds, and e-motorcycles. China has adopted a new national standard promoting the use of lithium-ion battery-powered electric two-wheeled vehicles. With the amendment of the General Technical Specifications for Electric Bicycles, the Chinese government has set a limit on the total permissible weight of electric bicycles (including the weight of the battery) to 55kg starting from April 2019. Given the typical replacement cycle of electric two-wheeled vehicles, which ranges from three to five years, it was projected that the majority of two-wheeled vehicles on the road would be replaced and become compliant by 2022. In 2023, the majority of electric two-wheeled vehicles in China have undergone updates to ensure compliance with the new national standard. From 2017 to 2023, the annual sales revenue in China experienced a growth from approximately $10.9 billion to $16.6 billion, representing CAGR of approximately 7.3%. The sales volume also witnessed an increase, rising from approximately 30 million units in 2017 to approximately 56.0 million units in 2023. According to the China Electric Vehicle Association, the export value of China’s electric two-wheeled vehicle industry amounted to approximately $5.5 billion in 2019, and $4.5 billion in 2023.

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Electric three-wheeled vehicles are divided into e-tricycles for transportation (usually in rural areas) and leisure (usually in urban areas) purposes. We only manufacture and sell e-tricycles for recreational purposes, which require certain licenses from the PRC government. The growth of sales volume of three-wheeled electric vehicle in China including freight cargo tricycles increased from approximately 7.0 million units in 2017 to approximately 14.2 million units in 2023, among them, the urban e-tricycle accounting for approximately 3.5 million units, the freight cargo tricycles accounting for approximately 7.5 million units,. According to the report issued by Hunan Beizhesi Information Consulting Co., Ltd

The off-highway four-wheeled electric shuttles market including golf carts, sight-seeing tourist carts, various utilities carts and elderly scooters. In 2023, the total sales volume of off-highway four-wheeled electric shuttles in China was approximately 2.1 million units, comprising domestic sales of four-wheel electric mobility vehicles for elderly use approximately reaching 1.4 million units (accounting for a sales revenue of approximately US$3.6 billion) and golf carts of approximately 50,000 units. Approximately 1 million off-highway four-wheeled electric shuttles were exported.

The market scale of the off-highway four-wheeled electric shuttles in China is expected to reach approximately US$3.87 billion in 2028, representing CAGR of approximately 6.3% compared to the market scale in 2022. According to the China Electric Vehicle Association, the sales volume of China’s off-highway four-wheeled electric shuttles has experienced growth, increasing from approximately 1.1 million units in 2017 to approximately 2.1 million units in 2023, with elderly e-scooters accounting for more than 1.38 million units. The sales revenue of China’s off-highway four-wheeled electric shuttles industry also witnessed growth, rising from approximately US$1.2 billion in 2017 to approximately US$3.9 billion in 2028, reflecting CAGR of approximately 11.2%. With the continuous growth of the elderly population, the segment of four-wheeled elderly e-scooters is expected to contribute increasingly to the sales revenue.

Corporate Information

Our principal executive office is located at Gemini Mansion B 901, Software Park, No. 18-17 Zhenze Rd, Xinwu District, Wuxi, Jiangsu, People’s Republic of China, and our phone number is +86 510 88584252. Our registered office in the BVI is located at the offices of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, BVI. We maintain a corporate website at http://www.loboevtech.com (and investors may also visit http://www.loboebike.com for information of the Company). The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus.

LOBO EV TECHNOLOGIES LTD.
（BVI）
100%
100%
LOBO MATRIX INVEST LTD.
(BVI)
LOBO HOLDINGS LTD.
（HONG KONG）
100%
100%
LOBO AI INC.
（DELAWARE, USA）
JIANGSU LOBO EV CO., LTD.
(PRC)
100%
100%
100%
100%
BEIJING LOBO
TIANJIN LOBO
TIANJIN BIBOSCH
WUXI ZELLA

Compliance with Foreign Investment

We have been advised by our PRC Counsel, DeHeng Law Offices (Shenzhen), that pursuant to the relevant laws and regulations in PRC, none of our business is stipulated on the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version) (the “2021 Negative List”) promulgated by the Ministry of Commerce of the PRC (“MOFCOM”) and the National Development and Reform Commission of the PRC (“NDRC”). Therefore, we are able to conduct our business through our wholly owned PRC Subsidiaries without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC.

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Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business and Industry

●	We may incur losses in the future. Please see page 13 of this prospectus;

●	Our success is dependent on our continued innovation and successful launches of new products and services, and we may not be able to anticipate or make timely responses to changes in the preferences of consumers. Please see page 13 of this prospectus;

●	We do not have a long history of running as an integrated group. Our limited operating history running as an integrated group in the industry may not provide an adequate basis to predict our future prospects and results of operations for this segment, and may increase the risk of your investment. Please see page 14 of this prospectus;

●	If we fail to adopt new technologies or adapt our e-bicycles, e-mopeds, e-tricycles and e-carts to changing customer requirements or the industry standards, our business may be materially and adversely affected. Please see page 16 of this prospectus; and

●	We rely heavily on dealers for sales and distribution of our products and our success depends on our offline distribution network. Please see page 18 of this prospectus.

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Risks Relating to Doing Business in China

●	Changes in China’s economic, political or social conditions or government policies could have a material and adverse effect on our business and results of operations. Please see page 31 of this prospectus;

●	Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us. Please see page 32 of this prospectus;

●	We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. Please see page 32 of this prospectus;

●	Increases in labor costs and enforcement of stricter labor laws and regulations in the PRC may adversely affect our business and our profitability. Please see page 33 of this prospectus;

●	Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment. Please see page 34 of this prospectus;

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our offshore offerings to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business. Please see page 35 of this prospectus;

●	Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment. Please see page 36 of this prospectus;

●	PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law. Please see page 37 of this prospectus;

●	China’s M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China. Please see page 38 of this prospectus;

●	If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders. Please see page 38 of this prospectus;

●	We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. Please see page 39 of this prospectus;

●	If the custodians or authorized users of controlling non-tangible assets of our company, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected. Please see page 40 of this prospectus;

●	Our leased property interest may be defective and our right to lease the properties may be affected by such defects challenged, which could cause significant disruption to our business. Please see page 41 of this prospectus;

●	If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless. Please see page 41 of this prospectus;

●	The CSRC issued the Overseas Listing Regulations for China-based companies seeking to offer its securities in foreign markets. The Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder the Company’s ability to continue to offer its Ordinary Shares to investors and could cause the value of its securities to significantly decline or become worthless. Please see page 42 of this prospectus; and

●	Our Ordinary Shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Please see page 43 of this prospectus.

Risks Related to Our Securities and This Offering

This is a “best-efforts” offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans. Please see page 44 of this prospectus;

●	An active trading market for our Ordinary Shares may not continue and the trading price for our Ordinary Shares may fluctuate significantly. Please see page 44 of this prospectus;

●	The trading price of our Ordinary Shares has been, and could continue to be, volatile, which could result in substantial losses to investors. Please see page 44 of this prospectus;

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Ordinary Shares for return on your investment. Please see page 46 of this prospectus;

●	Investors will experience immediate and substantial dilution in the net tangible book value per Share and may experience future dilution. Please see page 47 of this prospectus;

●	You must rely on the judgment of our management as to the use of the net proceeds from this Offering, and such use may not produce income or increase our share price. Please see page 47 of this prospectus;

●	If we fail to meet applicable listing requirements, Nasdaq may delist our Ordinary Shares from trading, in which case the liquidity and market price of our Ordinary Shares could decline. Please see page 53 of this prospectus;

●	The conversion of the Convertible Note or future sales of our Ordinary Shares may further dilute our securities and adversely impact the price of our Ordinary Shares.

●	Sales of shares issuable upon the conversion of the Convertible Note, or the effectiveness of our registration statement may cause the market price of our shares to decline. Please see page 13 of this prospectus.

●	We may have to pay damages to the Investor, which will impact our cash flows.

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Use of Proceeds

We will not receive any proceeds from the sale of shares by the Selling Shareholder. As of the date hereof, we received $1,500,850 from the Investor under the Securities Purchase Agreement, inclusive of payment to the Pre-delivery Shares. These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest. As of the date of this prospectus, we cannot specify with certainty the particular use for the net proceeds we may receive. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

Potential CAC and CSRC Approval Required for This Offering

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

Furthermore, on December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review (the “Revised Review Measures”), which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. On July 7, 2022, the CAC released the Measures for the Security Assessment of Cross-Border Data, which became effective on September 1, 2022. We do not collect or store any personal data (including certain personal information) from our individual end-users. As of date of this prospectus, we have not collected or stored personal information from our individual end-users. As a result, the likelihood of us being subject to the review of the CAC is remote. Given the recent issuance of the Measures for the Security Assessment of Cross-Border Data, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation.

On February 17, 2023, the CSRC issued the Trial Measures for the Administration of Overseas Issuance and Listing of Securities by Domestic Enterprises and five supporting guidelines, which became effective on March 31, 2023 (the “Overseas Listing Regulations”). The Overseas Listing Regulations require that a PRC domestic enterprise seeking to issue and list its shares overseas shall complete the filing procedures with the CSRC, failing which we may be fined between RMB 1 million and RMB 10 million. Such overseas securities issuance and listing include direct and indirect issuance and listing. Where an enterprise, whose principal business activities are conducted in China, seeks to issue and list its shares in the name of an overseas entity, such practice is deemed as an indirect overseas issuance and listing in the meaning of the Overseas Listing Regulations. Among other things, if an overseas listed issuer intends to implement any offering in an overseas market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include but not be limited to: (1) filing report and relevant commitments; and (2) domestic legal opinions. The Overseas Listing Regulations may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Regulations on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless.

As further advised by our PRC counsel, as of the date of this prospectus, no effective laws or regulations in the PRC explicitly require us to seek approval from any other PRC governmental authorities for our overseas listing plan, nor has our company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. We cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all. If we are subject to additional requirements that we obtain the approval or clearance from either the CSRC, the CAC or any other regulators in China for this Offering but fail to obtain such approval or clearance, we will not be able to pursue this Offering any further. See “Risk Factors—Risks Relating to Conducting Business in China—Recent regulatory developments in China may subject us to additional regulatory review or otherwise restrict or completely hinder our ability to offer securities and raise capitals overseas, all of which could materially and adversely affect our business and cause the value of our Ordinary Shares to significantly decline or become worthless” and “—Risks Related to Our Securities and This Offering—The CSRC issued the Overseas Listing Regulations for China-based companies seeking to offer its securities in foreign markets. The Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder the Company’s ability to continue to offer its Ordinary Shares to investors and could cause the value of its securities to significantly decline or become worthless.”

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Impact of the COVID-19 Pandemic on Our Operations and Financial Performance

The COVID-19 pandemic significantly impacted our business operations over the past two years. The Chinese government’s implementation of various governmental measures, including lockdowns, closures, quarantines, and travel bans, had adverse effects on our product demand and manufacturing capacity. In early 2020, when the epidemic emerged, our production came to a halt in the first quarter and gradually recovered thereafter. However, the sporadic outbreaks in some provinces, coupled with the normalization of the dynamic COVID-Zero policy, continued to affect our business, including aspects such as business travel, marketing, and customer service, throughout 2020 and 2022. Furthermore, the dynamic COVID-Zero policy implemented during the Winter Olympic Games and the outbreak of the epidemic in Shanghai in the first half of 2022 severely impacted our factories’ manufacturing capabilities. It is important to note that the World Health Organization (WHO) declared that COVID-19 was no longer a “global health emergency” and China has recently shifted its approach and abandoned the dynamic COVID-Zero policy. Despite this change, we acknowledge that risks associated with COVID-19 may persist and continue to have negative repercussions for our operations. These risks include potential disruptions to logistics, supply chains, production, delivery, as well as the overall development of our business activities.

See “Risk Factors—Risks Related to Our Business and Industry—The COVID-19 pandemic and the effect of COVID-Zero policy in China had a material adverse effect on our business in the past two years.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—COVID-19 Pandemic Affecting Our Results of Operations.”

Implications of Being an Emerging Growth Company

As a Company with less than $1.23 billion in revenue during our last fiscal year, we qualify as an “emerging growth Company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An “emerging growth Company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth Company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

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●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	are not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of the IPO.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth Company. The JOBS Act provides that we would cease to be an “emerging growth Company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than $1.23 billion in annual revenue, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public Company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

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●	we are exempt from provisions of Regulation Fair Disclosure aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC is less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The Nasdaq listing rules provide that a foreign private issuer may follow the practices of its home country, which for us is the BVI, rather than the Nasdaq rules as to certain corporate governance requirements, including the requirement that the issuer have a majority of independent directors, the audit committee, compensation committee, and nominating and corporate governance committee requirements, the requirement to disclose third-party director and nominee compensation, and the requirement to distribute annual and interim reports. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules is required to disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. Although we do not currently intend to take advantage of these exceptions to the Nasdaq corporate governance rules, we may in the future take advantage of one or more of these exemptions. See “Risk Factors—Risks Relating to this Offering and the Trading Market—Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.”

Implications of Being a Controlled Company

We became a “controlled company” as defined under the Nasdaq listing rules because Mr. Huajian Xu, our Chairman and CEO, Mr. Jiancong Cai, our chief operating officer, and Mr. Harry D. Shulman, our independent Director beneficially own approximately 48.05% of our Ordinary Shares in aggregate and are able to exercise approximately 48.05% of the total voting power of our issued and outstanding shares. Upon the consummation of this Offering, we will continue to be a “controlled company” because at such time, Mr. Xu, Mr. Cai and Mr. Shulman will hold approximately 36.42% of our total issued and outstanding Shares and will be able to exercise approximately 36.42% of the total voting power of our issued and outstanding share capital. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See section titled “Risk Factors — Risks Relating to Our Securities and This Offering.”

Even if we cease to be a controlled company, we may still rely on exemptions available to foreign private issuers.

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THE OFFERING

Issuer	LOBO EV TECHNOLOGIES LTD

Securities offered by the Selling Shareholder	2,485,000 Ordinary Shares, comprising of 1,635,000 shares convertible from the Convertible Note and 850,000 pre-delivery shares delivered under the Securities Purchase Agreement

Ordinary Shares outstanding prior to completion of this Offering	8,630,000 Ordinary Shares as of the date of this prospectus See “Description of Share Capital” for more information.

Ordinary Shares outstanding immediately after this Offering	10,265,000 Ordinary Shares

Discount for shares underlying Convertible Note	The Note includes an original issue discount of $120,000.00. In addition, Company agrees to pay $15,000.00 to Investor to cover Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Securities.

Interest rate	7% per annum

Listing	Our Ordinary Shares are listed on Nasdaq under the symbol “LOBO”.

Use of proceeds

We will not receive any proceeds from the sale of shares by the Selling Shareholder. As of the date hereof, we received $1,500,850 from the Investor under the Securities Purchase Agreement, inclusive of payment to the Pre-delivery Shares. These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest. As of the date of this prospectus, we cannot specify with certainty the particular use for the net proceeds we may receive. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

Risk factors	The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors” beginning on page 13 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

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SUMMARY FINANCIAL INFORMATION

The following table represents our selected consolidated financial information. The selected consolidated statements of operations and comprehensive income data and the consolidated balance sheet data, which are included in this prospectus. Our consolidated financial statements are prepared and presented in accordance with the U.S. GAAP.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The following table presents our selected consolidated statements of operations and comprehensive income data and the consolidated balance sheet data:

	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2023	2022	2024	2023
Revenues	$15,474,918	$18,298,565	$12,132,668	$8,137,820
Cost of revenues	13,266,821	15,273,181	10,768,717	6,954,364
Gross Profit	2,208,097	3,025,384	1,363,951	1,183,456

Operating expenses
Selling and marketing expenses	610,487	585,772	329,471	325,800
General and administrative expenses	516,187	690,763	878,547	284,134
Research and development expenses	262,375	227,555	245,642	132,174
Total operating expenses	1,389,049	1,504,090	1,453,660	742,108

Operating income	819,048	1,521,294	(89,709)	441,348

Other expenses (income)
Interest expense	7,508	16,715	(19,964)	4,656
Other (income)	(519,784)	(27,949	(45,537)	(484,545)
Total other (income) expenses, net	(512,276)	(11,234	(65,501)	(479,889)

Income/Loss before income tax expense	1,331,324	1,532,528	(24,208)	921,237
Income tax expense	344,853	417,268	289,039	249,200
Net Income/(Loss)	986,471	1,115,260	(313,247)	672,037

Net Income/(Loss)	986,471	1,115,260	(313,247)	672,037
Less: Net income/(loss) attributable to non-controlling interest	(16,873)	(42,827	(10,729)	14,263
Net income attributable to LOBO EV Technologies LTD	969,598	1,072,433	(302,518)	657,774

Net Income/(Loss)	986,471	1,115,260	(313,247)	672,037
Foreign currency translation adjustments	(187,459)	(359,614)	(168,701)	(346,119)
Total comprehensive (loss) income	799,012	755,646	(481,948)	325,918
Less: Comprehensive net (loss) attributable to non-controlling interests	12,304	32,716	(27,327)	5,889
Comprehensive income/(loss) attributable to LOBO EV Technologies LTD	$1,177,735	$1,474,874	(454,621)	320,029

Net income/(loss) per share, basic and diluted	$0.15	$0.17	$(0.04)	$0.11
Weighted average shares outstanding, basic and diluted	6,400,000	6,400,000	7,143,077	6,400,000

	As of		As of
	December 31,		June 30,
Balance Sheet Data:	2023	2022	2024	2023
Cash and cash equivalents	$470,335	$182,829	$1,115,181	$370,171
Total assets	19,671,484	16,937,458	24,459,446	19,671,484
Total liabilities	13,792,864	11,857,850	16,366,447	13,792,864
Total equity	$5,878,620	$5,079,608	$8,092,999	$5,878,620

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RISK FACTORS

You should carefully consider the risks incorporated by reference in this prospectus before making an investment decision. You should also consider the matters described below and in “Risk Factors” in “Item 3. Key Information—D. Risk factors” in the 2024 Annual Report, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our Ordinary Shares. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our Ordinary Shares could decline, and you may lose all or part of your investment. The risks also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to Our Securities and This Offering

The conversion of the Convertible Note or future sales of our Ordinary Shares may further dilute our securities and adversely impact the price of our Ordinary Shares.

As of January 3, 2025, approximately 1,924,000 of our Ordinary Shares as unrestricted and freely tradable. Upon the effectiveness of the registration statement of which this prospectus forms a part, up to an additional 2,485,000 Ordinary Shares (approximately 28.79% of our issued and outstanding Ordinary Shares on the date hereof) will be unrestricted and freely tradeable. If the holders of our free trading shares wanted to make a profit on their investment (or if they wish to sell for a loss), there might not be enough purchasers to maintain the market price of our Ordinary Shares on the date of such sales. Any such sales, or the fear of such sales, could substantially decrease the market price of our common shares and the value of your investment.

Sales of shares issuable upon the conversion of the Convertible Note, or the effectiveness of our registration statement may cause the market price of our shares to decline.

Our Convertible Note is currently convertible into Ordinary Shares, subject to certain adjustments, provided that the conversion price may not be less than the floor price of $1.00 per share. The sale of our Ordinary Shares upon the conversion or the sale of a significant amount of the Ordinary Shares issued or issuable in the open market, or the perception that these sales may occur, could cause the market price of our Ordinary Shares to decline or become highly volatile.

We may have to pay damages to the Investor, which will impact our cash flows.

Under the terms of our securities purchase agreement entered into with the Investor, if we fail to comply with certain provisions set forth in the agreement, including covenants requiring that we maintain the effectiveness of the registration statements registering these securities, then we will be required to pay damages to the Investor. There can be no assurance that the registration statements will remain effective for the time periods necessary to avoid payment of damages. If we are required to pay the Investor damages, this could materially harm our business and future prospects.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract customers and dealers and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the electric vehicle industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated as a BVI business company limited by shares under the laws of the BVI. We are incorporated in the BVI because of certain benefits associated with being a BVI Business Company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the BVI has a less developed body of securities laws as compared to the United States and provides less protections for investors. In addition, BVI companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, certain of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been advised by, Ogier, that the United States and the BVI do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be enforceable in the BVI. We have also been advised that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the BVI under the common law doctrine of obligation.

We were incorporated in the BVI in order to enjoy the following benefits: (1) political and economic stability; (2) an effective judicial system; (3) a favorable tax system; (4) the absence of exchange control or currency restrictions; and (5) the availability of professional and support services. However, certain disadvantages accompany incorporation in the BVI. These disadvantages include, but are not limited to, the following: (1) the BVI has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and (2) BVI companies may not have standing to sue before the federal courts of the United States. Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Ogier has further advised us that there is uncertainty as to whether the BVI would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

DeHeng Law Offices (Shenzhen), our counsel as to PRC law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments under certain circumstances in accordance with the requirements of the PRC Civil Procedure Law. Our counsel as to PRC law has advised us further that under PRC law, a foreign judgment that does not otherwise violate basic legal principles, state sovereignty, safety or social public interest may be recognized and enforced by a PRC court, based either on bilateral treaties or international conventions contracted by China and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no bilateral treaty, international convention or other form of reciprocity between China and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, it would be highly unlikely that a PRC court would enforce judgments rendered by U.S. courts.

15

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the Selling Shareholder. As of the date hereof, we received $1,500,850 from the Investor under the Securities Purchase Agreement, inclusive of payment to the Pre-delivery Shares. These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest. As of the date of this prospectus, we cannot specify with certainty the particular use for the net proceeds we may receive. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

16

DIVIDEND POLICY

We have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the BVI. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us.

Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under BVI law, namely that we may only pay dividends if we are solvent before and after the dividend payment in the sense that we will be able to satisfy our liabilities as they become due in the ordinary course of business; and the value of assets of our company will not be less than the sum of our total liabilities. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Please see the section entitled “Material Income Tax Considerations” beginning on page 30 of this prospectus for information on the potential tax consequences of any cash dividends declared.

17

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2024:

●	on an actual basis; and

●	on an as adjusted basis to reflect the disposal of the two subsidiaries in December, 2024 as disclosed in the Company’s Form 6-K filed on December 30, 2024.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	June 30, 2024
	Actual	Pro Forma as Adjusted
	$
Long-term loan	-	-

Shareholders’ Equity:
Common stock (par value of $0.001 per share, 50,000,000 shares authorized, 7,780,000 and 6,400,000 issued and outstanding, as of June 30, 2024 and December 31, 2023, respectively)	7,780	7,780
Additional paid-in capital	5,708,280	5,708,280
Retained earnings	2,102,211	1,550,455
Accumulated other comprehensive loss	(529,893)	(360,263)
Statutory reserve	606,881	379,038
Non-controlling interest	197,740	-
Total Shareholders’ Equity	8,092,999	7,285,290
Total Capitalization	8,092,999	7,285,290

18

LOBO EV TECHNOLOGIES LTD

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2024

(In U.S. dollars except for number of shares)

	LOBO EV TECHNOLOGIES	Guangzhou LOBO	Wuxi Jinbang
	LTD And Subsidiaries	Less: Disposition	Less: Disposition	Note	Pro Forma Adjustments	Pro Forma Consolidated
		(a)	(b)
Assets
Current assets:
Cash and cash equivalents	$1,115,181	$(3,058)	$(434)		$-	$1,111,689
Accounts receivable, net	2,339,830	-	(32,695)	(c)	16,513	2,323,648
Inventories, net	8,886,337	-	(1,441,774)		-	7,444,563
Amounts due from related parties	-	-	(824,863)	(c)	824,863	-
Short-term investments	184,231	(184,231)	-		-	-
Prepaid expenses and other current assets	7,828,258	(1,610)	(2,083,947)	(c)(d)	2,765,018	8,507,719
Total current assets	20,353,837	(188,899)	(4,383,713)		3,606,394	19,387,619
Property and equipment, net	986,122	(114,843)	(76,027)		-	795,252
Intangible assets, net	1,996,823	(1,223,482)	-		-	773,341
Construction-in-progress	-	-	-		-	-
Operating lease right-of-use assets, net	1,122,664	(9,477)	(160,783)		-	952,404
Other non-current assets	-	-	-		-	-
Total Assets	24,459,446	(1,536,701)	(4,620,523)		3,606,394	21,908,616

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,281,014	$-	$(43,162)	(c)	$50,843	$1,288,695
Advances from customers	2,613,072	-	(90,393)		-	2,522,679
Other current payables	393,297	(52,973)	(108,075)	(c)	1,438,435	1,670,684
VAT payable	6,450,933	(171,609)	(2,124,124)		-	4,155,200
Taxes payable	2,669,546	(389,685)	(557,782)		-	1,722,079
Amounts due to related parties	1,486,145	(196,680)	-	(c)	824,863	2,114,328
Short-term Loan	-	-	-		-	-
Operating lease liabilities, current	701,446	(4,126)	(68,314)		-	629,006
Total current liabilities	15,595,453	(815,073)	(2,991,850)		2,314,141	14,102,671
Long-term Loan	137,605	-	(137,605)		-	-
Operating lease liabilities, non-current	633,389	(7,002)	(105,732)		-	520,655
Other payables	-	-	-		-	-
Total liabilities	16,366,447	(822,075)	(3,235,187)		2,314,141	14,623,326

Commitments and contingencies	-	-	-		-	-

Equity:
Common stock (par value of $0.001 per share, 50,000,000 shares authorized, 7,780,000 and 6,400,000 issued and outstanding, as of June 30, 2024 and December 31, 2023, respectively)	7,780	-	-		-	7,780
Additional paid-in capital	5,708,280	-	(299,680)	(d)	299,680	5,708,280
Retained earnings	2,102,211	(703,503)	(840,826)	(d)	992,573	1,550,455
Accumulated other comprehensive income	(529,893)	122,020	47,610		-	(360,263)
Statutory reserve	606,881	(133,143)	(94,700)		-	379,038
Total LOBO EV Technologies LTD’s shareholders’ equity	7,895,259	(714,626)	(1,187,596)		1,292,253	7,285,290
Non-controlling interest	197,740	-	(197,740)		-	-
Total Equity	8,092,999	(714,626)	(1,385,336)		1,292,253	7,285,290

Total Liabilities and Equity	$24,459,446	$(1,536,701)	$(4,620,523)		$3,606,394	$21,908,616

19

LOBO EV TECHNOLOGIES LTD

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2024

(In U.S. dollars except for number of shares)

	LOBO EV TECHNOLOGIES	Guangzhou LOBO	Wuxi Jinbang
	LTD And Subsidiaries	Less: Disposition	Less: Disposition	Note	Pro Forma Adjustments		Pro Forma Consolidated
		(e)	(f)
Revenues	$12,132,668	$(56,334)	$(677,411)	(c)		$343,819	$11,742,742
Cost of revenues	10,768,717	(394,435)	(656,649)	(c)		343,819	10,061,452
Gross Profit	1,363,951	$338,101	(20,762)			-	1,681,290

Operating expenses
Selling and marketing expenses	329,471	(3,890)	(19,335)			-	306,246
General and administrative expenses	878,547	(24,863)	(69,716)			-	783,968
Research and development expenses	245,642	(109,844)	-			-	135,798
Total operating expenses	1,453,660	(138,597)	(89,051)			-	1,226,012

Operating (loss)/income	(89,709)	476,698	68,289			-	455,278

Other expenses (income)
Investment (income)	(15,814)	-	-	(d)		(992,573)	(1,008,387)
Interest expense (income)	(19,964)	10	(5,167)			-	(25,121)
Other (income)	(29,723)	-	1,928			-	(27,795)
Total other (income), net	(65,501)	10	(3,239)			(992,573)	(1,061,303)

(Loss)/Income before income tax expense	(24,208)	476,688	71,528			992,573	1,516,581
Income tax expense	289,039	-	-			-	289,039
Net (loss)/Income	(313,247)	476,688	71,528			992,573	1,227,542

Net (loss)/Income	(313,247)	476,688	71,528			992,573	1,227,542
Less: Net (loss)/income attributable to non-controlling interest	(10,729)	-	10,729			-	-
Net (loss)/income attributable to LOBO EV Technologies LTD	(302,518)	476,688	60,799			992,573	1,227,542

Net (loss)/Income	(313,247)	476,688	71,528			992,573	1,227,542
Foreign currency translation adjustments	(168,701)	24,567	26,913			-	(117,221)
Total comprehensive (loss) income	(481,948)	501,255	98,441			992,573	1,110,321
Less: Comprehensive net (loss) attributable to noncontrolling interests	(27,327)		27,327				-
Total comprehensive (loss) income attributable to LOBO EV Technologies LTD	$(454,621)	$501,255	$71,114			$992,573	$1,110,321

Net (loss)/income per share, basic and diluted	$(0.04)	$	$		$		$0.17
Weighted average shares outstanding, basic and diluted	7,173,407						7,173,407

20

LOBO EV TECHNOLOGIES LTD

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2023

(In U.S. dollars except for number of shares)

	LOBO EV TECHNOLOGIES	Guangzhou LOBO	Wuxi Jinbang
	LTD And Subsidiaries	Less: Disposition	Less: Disposition	Note	Pro Forma Adjustments	Pro Forma Consolidated
		(a)	(b)
Assets
Current assets:
Cash and cash equivalents	$470,335	$(248,649)	$(159,667)		$-	$62,019
Accounts receivable, net	2,532,551	(1,566)	(5,311)	(c)	16,902	2,542,576
Inventories, net	5,737,781	(23,976)	(600,104)		-	5,113,701
Amounts due from related parties	-	-	(850,034)	(c)	850,034	-
Short-term investments	56,768	-	-		-	56,768
Prepaid expenses and other current assets	7,307,478	(37)	(2,788,963)	(c)(d)	2,564,809	7,083,287
Total current assets	16,104,913	(274,228)	(4,404,079)		3,431,745	14,858,351
Property and equipment, net	1,080,747	(173,068)	(83,576)		-	824,103
Intangible assets, net	1,916,362	(1,617,482)	-		-	298,880
Construction-in-progress	-	-	-		-	-
Operating lease right-of-use assets, net	569,462	(11,487)	(187,734)		-	370,241
Other non-current assets	-	-	-		-	-
Total Assets	19,671,484	(2,076,265)	(4,675,389)		3,431,745	16,351,575

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$929,816	$(7,338)	$(2,076)	(c)	$144,299	$1,064,701
Advances from customers	1,555,424	(56,134)	(70,923)		-	1,428,367
Other current payables	370,913	(47,178)	(109,493)	(c)	1,145,159	1,359,401
VAT payable	6,078,846	(172,444)	(2,122,818)		-	3,783,584
Taxes payable	2,372,646	(398,626)	(564,038)		-	1,409,982
Amounts due to related parties	1,671,371	(153,976)	-	(c)	850,034	2,367,429
Short-term Loan	-	-	-		-	-
Operating lease liabilities, current	362,720	(4,003)	(68,840)		-	289,877
Total current liabilities	13,341,736	(839,699)	(2,938,188)		2,139,492	11,703,341
Long-term Loan	140,847	-	(140,847)		-	-
Operating lease liabilities, non-current	298,961	(9,366)	(105,688)		-	183,907
Other payables	11,320	(11,320)	-		-	-
Total liabilities	13,792,864	(860,385)	(3,184,723)		2,139,492	11,887,248

Commitments and contingencies

Equity:
Common stock (par value of $0.001 per share, 50,000,000 shares authorized, 7,780,000 and 6,400,000 issued and outstanding, as of June 30, 2024 and December 31, 2023, respectively)	6,400	-	-		-	6,400
Additional paid-in capital	3,013,333	-	(299,680)	(d)	299,680	3,013,333
Retained earnings	2,490,044	(1,180,190)	(908,514)	(d)	992,573	1,393,913
Accumulated other comprehensive income	(377,790)	97,453	37,295		-	(243,042)
Statutory reserve	521,566	(133,143)	(94,700)		-	293,723
Total LOBO EV Technologies LTD’s shareholders’ equity	5,653,553	(1,215,880)	(1,265,599)		1,292,253	4,464,327
Non-controlling interest	225,067	-	(225,067)		-	-
Total Equity	5,878,620	(1,215,880)	(1,490,666)		1,292,253	4,464,327

Total Liabilities and Equity	$19,671,484	$(2,076,265)	$(4,675,389)		$3,431,745	$16,351,575

21

LOBO EV TECHNOLOGIES LTD

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME

FOR THE YEARS ENDED DECEMBER 31, 2023

(In U.S. dollars except for number of shares)

	LOBO EV TECHNOLOGIES	Guangzhou LOBO	Wuxi Jinbang
	LTD And Subsidiaries	Less: Disposition	Less: Disposition	Note	Pro Forma Adjustments		Pro Forma Consolidated
		(e)	(f)
Revenues	$15,474,918	$(843,332)	$(3,716,174)	(c)		$506,652	$11,422,064
Cost of revenues	13,266,821	(620,949)	(3,305,882)	(c)		506,652	9,846,642
Gross Profit	2,208,097	$(222,383)	(410,292)			-	1,575,422

Operating expenses
Selling and marketing expenses	610,487	(7,398)	(130,579)			-	472,510
General and administrative expenses	516,187	(53,454)	(121,916)			-	340,817
Research and development expenses	262,375	(181,779)	-			-	80,596
Total operating expenses	1,389,049	(242,631)	(252,495)			-	893,923

Operating (loss)/income	819,048	20,248	(157,797)			-	681,499

Other expenses (income)
Investment expense (income)	11,399	1,977	-	(d)		(992,573)	(979,197)
Interest expense (income)	7,508	34	(7,978)			-	(436)
Other (income)	(531,183)	131	6,268			-	(524,784)
Total other (income), net	(512,276)	2,142	(1,710)			(992,573)	(1,504,417)

Income before income tax expense	1,331,324	18,106	(156,087)			992,573	2,185,916
Income tax expense	344,853	-	(43,602)				301,251
Net Income	986,471	18,106	(112,485)			992,573	1,884,665

Net Income	986,471	18,106	(112,485)			992,573	1,884,665
Less: Net income attributable to non-controlling interest	16,873	-	(16,873)			-	-
Net income attributable to LOBO EV Technologies LTD	969,598	18,106	(95,612)			992,573	1,884,665

Net Income	986,471	18,106	(112,485)			992,573	1,884,665
Foreign currency translation adjustments	(187,459)	36,216	32,018			-	(119,224)
Total comprehensive income	799,012	54,322	(80,467)			992,573	1,765,441
Less: Comprehensive net attributable to noncontrolling interests	12,304		(12,304)			-	-
Total comprehensive income attributable to LOBO EV Technologies LTD	$786,709	$54,322	$(68,163)			$992,573	$1,765,441

Net income per share, basic and diluted	$0.15	$	$		$		$0.29
Weighted average shares outstanding, basic and diluted	6,400,000						6,400,000

22

NOTE 1 –INTRODUCTION

On November, 2024, Jiangsu LOBO Electric Vehicle Co., LTD (“Jiangsu LOBO”) and Beijing LOBO Intelligent Machine Co., LTD (“ Beijing LOBO”) (the “Seller”) entered into share transfer agreements (“Disposition”) with Chengliang Yang and Jueqian Wang (the “Purchaser”). Pursuant to the Disposition, the Purchaser agreed to purchase Guangzhou Lobo Intelligent Technology Co., LTD. (“Guangzhou LOBO”), a wholly owned subsidiary of Jingsu LOBO, and Wuxi Jinbang Electric Vehicle Manufacturing Co., LTD. (“Wuxi Jinbang”), an 85%-owned subsidiary of Beijing LOBO, for cash consideration of RMB18,000 (approximately US $2,529) and RMB9.18 million (approximately US $ 1,289,724) (the “Purchase Price”), respectively. Upon closing of the transaction contemplated by the Disposition, the Seller will no longer have control over Guangzhou LOBO or Wuxi Jinbang. We refer to the foregoing transactions contemplated by the share transfer agreements collectively as the “Transaction”.

Basis of Presentation

The unaudited pro forma condensed consolidated financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth to in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements presented below are derived from the historical financial statements of the Lobo EV Technology Ltd. (the “Company”), adjusted to give effect to the Transaction. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and the respective history financial information from which it was derived, including:

(1)	The historical financial statements and the accompanying notes of the Company as of and for the six months ended June 30, 2024, included in the Company’s Report on Form 6-K for the six months ended June 30, 2024 filed with the SEC on September 30, 2024.

(2)	The historical financial statements and the accompanying notes of the Company as of and for the year ended December 31, 2023, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023 filed with the SEC on April 30, 2024.

The unaudited pro form condensed combined balance sheet as of June 30, 2024 gives effect to the Transaction as if it had occurred on June 30, 2024. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 gives effect to the Transaction as if occurred on January 1, 2023 and carried forward through the eighteen months ended June 30, 2024.

The pro forma adjustments are preliminary and have been made solely for informational purposes. The unaudited pro forma condensed consolidated financial statements are not intended to represent and does not purport to be indicative of what the combined financial condition or results of operations of the Company would have been had the Transaction been completed on the applicable dates. In addition, the pro forma financial statements do not purport to project the future financial condition and results of operations of the Company. In the opinion of management, all necessary adjustments to the unaudited pro forma condensed combined financial statements have been made.

23

NOTE 2 – PRO FORMA RECLASSIFICATION AND ADJUSTMENTS

The historical consolidated financial statements have been adjusted in the Pro Forma, as detailed below, to give effect to pro forma events that are: (i) directly attributable to the Disposition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the disposal results of Disposition. The Pro Forma do not reflect the non-recurring cost of any integration activities or benefits from the Disposition including potential synergies that may be generated in future periods.

The unaudited pro forma consolidated balance sheet as of June 30, 2024 and December 31, 2023 reflects the following transaction accounting adjustments related to the Disposition:

(a) The removal of the assets and liabilities under Guangzhou LOBO from the historical information presented.

(b) The removal of the assets and liabilities under Wuxi Jinbang from the historical information presented.

(c) Represents the recovery of elimination between the Company and Guangzhou LOBO as well as Wuxi Jinbang.

(d) The pro forma net gain on disposal of assets is based on the Company’s historical balance sheet information as of June 30, 2024 and December 31, 2023 and is subject to change based upon, among other things, the actual balance sheet on the closing date of the Disposition and the finalization of the Company’s financial closing procedures and may differ significantly from the actual net gain on disposal of assets that the Company will recognize. The pro forma net gain on disposal of assets presented below is reflected in the unaudited pro forma condensed consolidated balance sheet as if the Disposition was consummated as of June 30, 2024, and in the unaudited pro forma condensed statements of operation as if the Disposition was consummated on January 1, 2023.

(e) The removal of revenues and expenses from the assets sold in connection with the Guangzhou LOBO Disposition from the historical information presented.

(f) The removal of revenues and expenses from the assets sold in connection with the Wuxi Jinbang Disposition from the historical information presented.

24

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the discussion and analysis of our financial condition and results of operations in conjunction with our audited consolidated financial statements and accompanying notes for the year ended December 31, 2023 included in our annual report filed with the SEC on April 30, 2024, as well as for the interim period ended June 30, 2024 included in our 6-K filed with the SEC on September 30, 2024. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors.

25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of Ordinary Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Ordinary Shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our Ordinary Shares will purchase shares in this Offering. Holders of our Ordinary Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering (2)
Name of Beneficial Owners(1)	Number	%	Number	%
Directors and Executive Officers:
Huajian Xu(4)	3,674,320	47.23%	3,674,320	35.79%
Tong Zhu	-	-	-	-
Jiancong Cai	640,000	8.23%	640,000	6.23%
Zhaohui Randall Xu	-	-	-	-
Ye Ren	-	-	-	-
Harry D. Schulman	64,000	0.82%	64,000	0.62
All directors, director nominees, and executive officers as a group (6 persons)	4,294,320	55.20%	4,294,320	41.83%
5% shareholders:
Jiancong Cai	640,000	8.23%	640,000	6.23%
Wealthford Capital Ltd.(3)	3,674,320	47.23%	3,674,320	35.79%
Huiyan Xie	640,000	8.23%	640,000	6.23%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is Gemini Mansion B 901, i Park, No. 18-17 Zhenze Rd, Xinwu District, Wuxi, Jiangsu, People’s Republic of China, 214111.

(2)	Applicable percentage of ownership is based on 10,265,000 Ordinary Shares outstanding immediately after the Offering.

(3)	3,674,320 Ordinary Shares directly held by Wealthford Capital Ltd. of which our CEO is the 90% shareholder and holds the voting and dispositive power over the Ordinary Shares held by such entity.

(4)	Huajian Xu, our Chief Executive Officer, is the 90% shareholder of Wealthford Capital Ltd. and holds the voting and dispositive power over the Ordinary Shares held by such entity.

26

SELLING SHAREHOLDER

The Ordinary Shares being offered by the Selling Shareholder are those issuable to Streeterville Capital, LLC upon conversion of the Convertible Note and those issued to the same as Pre-delivery Shares. We are registering the Ordinary Shares in order to permit the Selling Shareholder to offer the shares for resale from time to time. Except that Streeterville Capital, LLC purchased the Convertible Note and the Pre-delivery Shares from us pursuant to the Securities Purchase Agreement, and we sold the Convertible Note for $1,635,000.00 and the 850,000 Pre-delivery Shares at par value on December 10, 2024, the Selling Shareholder had no material relationship with us within the past three years.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the Ordinary Shares held by the Selling Shareholder. The second column lists the number of Ordinary Shares beneficially owned by the Selling Shareholder as of the date of this prospectus, assuming conversion of the Convertible Note but not taking account of any limitations on conversion and exercise set forth therein.

The third column lists the Ordinary Shares being offered by this prospectus by the Selling Shareholder and does not take in account any limitations on conversion of the Convertible Note set forth therein.

The fourth column assumes the sale of all of the shares offered by the Selling Shareholder pursuant to this prospectus.

Under the terms of the Convertible Note and the Securities Purchase Agreement, the Investor may not convert the Convertible Note to the extent (but only to the extent) it or any of its affiliates would beneficially own a number of Ordinary Shares which would exceed 9.99% of the total Ordinary Shares issued and outstanding as of the date of conversion. The number of shares in the second column reflects these limitations. The Selling Shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution”.

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering	Percentage of Ordinary Shares Owned After the Offering
Streeterville Capital, LLC (1)	850,000	2,485,000	0	0%

(1)	The address for Streeterville Capital, LLC is 297 Auto Mall Drive #4, St. George, Utah 84770, the general partner of Streeterville Capital, LLC may be deemed to have sole voting and dispositive power with respect to the shares held by Streeterville Capital, LLC. Streeterville Management, LLC, the managing member of Streeterville Capital, LLC may be deemed to have sole voting and dispositive power with respect to the shares held by Streeterville Capital, LLC.

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SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this Offering, we will have 10,265,000 Ordinary Shares outstanding. All of the Ordinary Shares sold in this Offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Future sales of substantial amounts of Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Shares. Further, since a large number of our Shares will not be available for sale shortly after this Offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Rule 144

6,400,000 of our Ordinary Shares, assuming the sale of all the Ordinary Shares we are offering at the closing, that will be outstanding upon completion of this Offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after we have been a reporting company under Section 13(a) of the Exchange Act, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction.

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Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding Ordinary Shares which will equal approximately 102,650 Ordinary Shares assuming sale of all the units we are offering at the closing; or

●	the average weekly trading volume of our Ordinary Shares on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales by our affiliates under Rule 144 are also subject to certain requirements relating to the manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Ordinary Shares 90 days after we became a reporting Company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Vstock Transfer, LLC.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Selling Restrictions

No action has been taken in any jurisdiction except the United States that would permit a public offering of our Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or our Ordinary Shares in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

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MATERIAL INCOME TAX CONSIDERATIONS

The following summary of material British Virgin Islands, China and United States federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local, and other tax laws.

BVI Taxation

The Company and all distributions, interest and other amounts paid by the company in respect of the Ordinary Shares of the Company to persons who are not resident in the BVI are exempt from all provisions of the Income Tax Ordinance in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not resident in the BVI with respect to any shares, debt obligation or other securities of the Company.

All instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from payment of stamp duty in the BVI provided that they do not relate to real estate in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to the Company or its members.

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People’s Republic of China Taxation

According to the EIT Law and the EIT Regulations, the enterprise income tax for both domestic and foreign-invested enterprises are unified at 25%.

According to the EIT Law, income such as dividends, rental, interest and royalty from the PRC derived by a non-resident enterprise which has no establishment in the PRC or has establishment but the income has no relationship with such establishment is subject to a 10% withholding tax, which may be reduced if the foreign jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement, unless the relevant income is specifically exempted from tax under the applicable income tax laws, regulations, notices and decisions which relate to foreign invested enterprises and their investors. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Additionally, China has started an anti-tax treaty shopping practice since the issuance of Circular of the State Administration of Taxation on the Interpretation and Determination of ‘Beneficial Owner’ Under Tax Treaties in 2009. On February 3, 2018, the State Administration of Taxation released the Announcement on Issues concerning the “Beneficial Owner” in Tax Treaties (“PN9”), which provides guidelines in determining a beneficial owner qualification under dividends, interest and royalty articles of tax treaties. PRC tax authorities in general often scrutinize fact patterns case by case in determining foreign shareholders’ qualifications for a reduced treaty withholding tax rate, especially against foreign companies that are perceived as being conduits or lacking commercial substance. Furthermore, according to the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in January 2020, where non-resident enterprises judge by themselves that they meet the conditions for entitlement to reduced tax rate according to tax treaties, they may enjoy such entitlement after reporting required information to competent tax authorities provided that they shall collect and retain relevant documents for future reference and inspections.

Provided that our BVI holding company is not deemed to be a PRC resident enterprise, holders of our Ordinary Shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under the Public Notice on Several Issues Concerning Enterprise Income Tax on Indirect Transfer of Properties by Non-Resident Enterprises (“SAT Circular 7”), where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 7, and we may be required to expend valuable resources to comply with SAT Circular 7, or to establish that we should not be taxed thereunder.

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Certain United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Ordinary Shares. This summary applies only to U.S. Holders that hold our Ordinary Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	financial institutions or financial services entities;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	governments or agencies or instrumentalities thereof;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	taxpayers subject to the applicable financial statement accounting rules under Section 451(b) of the U.S. Internal Revenue Code

●	persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ordinary shares through such entities.

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PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAXATION TO THEIR PARTICULAR CIRCUMSTANCES, AND THE STATE, LOCAL, NON-U.S., OR OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a passive foreign investment company (“PFIC”) for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the United States, including Nasdaq. It is unclear whether dividends that we pay on our Ordinary Shares will meet the conditions required for the reduced tax rate. However, in the event that we are deemed to be a PRC resident enterprise under the EIT x Law (see “Taxation—People’s Republic of China Taxation”), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Ordinary Shares, would be eligible for the reduced rates of taxation described in this paragraph. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares. Dividends received on our Ordinary Shares will not be eligible for the dividends-received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

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Taxation of Sale or Other Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Ordinary Shares. Any capital gain or loss will be long term if the Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. In the event that gain from the disposition of the Ordinary Shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we may be or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Ordinary Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition of Ordinary Shares. Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

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If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Ordinary Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Ordinary Shares.

Non-U.S. Holders

Cash dividends paid or deemed paid to a Non-U.S. Holder with respect to the Ordinary Shares generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of the Ordinary Shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

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Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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PLAN OF DISTRIBUTION

The Ordinary Shares held by the Selling Shareholder may be sold or distributed from time to time by the Selling Shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the Selling Shareholder’s Ordinary Shares offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	transactions involving cross or block trades;

●	a purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	broker-dealers may agree with a Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

●	“at the market” into an existing market for the Ordinary Shares;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares of the Selling Shareholder may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The Selling Shareholder may also sell the Ordinary Shares under Rule 144 promulgated under the Securities Act, if available, or any other exemption available under the Securities Act rather than under this prospectus. In addition, the selling shareholders may transfer the Ordinary Shares by other means not described in this prospectus.

The Selling Shareholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Shareholder will attempt to sell Ordinary Shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Shareholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, it.

Brokers, dealers or agents participating in the distribution of the shares held by the Selling Shareholder as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholders and/or purchasers of the Ordinary Shares for whom the broker-dealers may act as agent. The Selling Shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Shareholder acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Ordinary Shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of Ordinary Shares by the Selling Shareholder. If we are notified by the Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Ordinary Shares, if required, we will file a supplement to this prospectus.

We may suspend the sale of shares by the Selling Shareholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the Selling Shareholder uses this prospectus for any sale of the Ordinary Shares, it will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our Ordinary Shares and activities of the Selling Shareholder.

We have advised the Selling Shareholder that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

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LEGAL MATTERS

Loeb & Loeb LLP is acting as counsel to our Company regarding U.S. securities law matters. The validity of the Ordinary Shares offered hereby will be passed upon for us by Ogier. Legal matters as to PRC law will be passed upon for us by DeHeng Law Offices (Shenzhen). Loeb & Loeb LLP may rely upon Ogier with respect to matters governed by BVI law and DeHeng Law Offices (Shenzhen) with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements as of December 31, 2023 and 2022 and for each of the years then ended included in this prospectus have been so included in reliance on the report of TPS Thayer, LLC, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

●	our latest annual report on Form 20-F for the year ended December 31, 2023 filed with the SEC on April 30, 2024;

●	the description of our ordinary shares contained in exhibit 2.3 to the 2024 Annual Report, filed with the SEC on April 30, 2024, including any amendments or reports filed for the purpose of updating such description, and any amendment or report filed for the purpose of updating such description; and

●	our current reports on Form 6-K, furnished to the SEC on March 26, 2024, June 25, 2024, 30 September 2024, December 16, 2024 and December 30, 2024.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

LOBO EV TECHNOLOGIES LTD.

Gemini Mansion B 901, i Park, No. 18-17 Zhenze Rd

Xinwu District, Wuxi, Jiangsu

People’s Republic of China, 214111

+ 86 510 88584252

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the Ordinary Shares to be sold in this Offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our Ordinary Shares.

Upon the effectiveness of the registration statement on Form F-1 to which this prospectus is a part, we have become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.

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Resale up to 2,485,000 Ordinary Shares

Lobo EV Technologies Ltd.

Part II — Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers.

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our Memorandum and Articles of Association, we may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 7. Recent Sales of Unregistered Securities.

In September 2023, our initial shareholders approved a reorganization of our ordinary shares by way of a sub-division and subsequent surrender of certain of our Ordinary Shares such that the authorized share of the company has been increased to 50,000,000 ordinary shares of $0.001 par value each. In September 2023, the Company issued additional 700,000 ordinary shares to our shareholders on a pro-rata basis, resulting in an aggregate of 6,400,000 Ordinary Shares outstanding.

The foregoing issuances were exempt from registration under the Securities Act since they were transactions not involving a public offering. No underwriters were involved in these issuances of Ordinary Shares.

On December 10, 2024, the Company entered into the Securities Purchase Agreement with the Investor pursuant to which the Company shall issue the Investor the Convertible Note, at the purchase price of $1,500,000, in the original principal amount of $1,635,000.00 convertible into Ordinary Share. In addition, pursuant to the Securities Purchase Agreement, the Company shall issue 850,000 Pre-delivery Shares at par value $0.001 per share to the Investor. The Note bears a simple interest at a rate of 7% per annum. All outstanding principal and accrued interest on the Note will become due and payable twelve months after the purchase price of the Convertible Note is delivered by the Investor to the Company (the “Purchase Price Date”) The Convertible Note includes an original issue discount of $120,000.00 along with $15,000.00 for investor’s fees, costs and other transaction expenses incurred in connection with the purchase and sale of the Convertible Note. The Company may prepay all or a portion of the Convertible Note at any time by paying 110% of the outstanding balance elected for pre-payment. Under the Securities Purchase Agreement, while the Convertible Note is outstanding, the Company agreed to keep adequate public information available and maintain its Nasdaq listing. Upon the occurrence of a Trigger Event (as defined in the Convertible Note), the Investor shall have the right to increase the balance of the Convertible Note by 15% for Major Trigger Event (as defined in the Note) and 10% for Minor Trigger Event (as defined in the Note). In addition, the Convertible Note provides that upon occurrence of an Event of Default, the interest rate shall accrue on the outstanding balance at the rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. Upon repayment of the Convertible Note by Company in full, the Investor shall within fifteen (15) Trading Days deliver to Company 850,000 Ordinary Shares (equal to the number of the Pre-delivery Shares) at $0.001 each Ordinary Share. The Convertible Note contains a floor price of $1.00 for the possible future conversions into Ordinary Shares. In the event a conversion notice is delivered where the conversion price is less than the floor price, the Investor shall have the right to elect to have the applicable conversion amount paid in cash rather than Ordinary Shares.

Other than disclosed herein, we did not issue any securities in the past three years.

Item 8. Exhibits.

(a) Exhibits

See Exhibit Index of this registration statement:

EXHIBIT INDEX

Exhibit No.	Description of document
3.1*	Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
3.2*	Second Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 filed with Form 6-K of the Company (File No.: 333-270499) with the SEC on March 25, 2024)
5.1**	Opinion of Ogier regarding the validity of ordinary shares being registered
10.1*	Translation of House Lease Contract dated January 5, 2022 entered by and between Guangzhou New Technology Institute and Guangzhou LOBO (incorporated by reference to Exhibit 10.2 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.2*	Translation of Leasing Contract entered by Tianjin Junli Electric Vehicle Co., Ltd. and Beijing LOBO (incorporated by reference to Exhibit 10.3 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.3*	Translation of House Lease Contract entered by Beijing Chuangfu Spring Business Service Co., Ltd. and Beijing LOBO (incorporated by reference to Exhibit 10.4 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.4*	Translation of Office Building Lease Contact dated March 30, 2022, entered by Tianjin Youdatong Operation Management Co., Ltd and Tianjin Bibosch (incorporated by reference to Exhibit 10.5 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.5*	Translation of Plant Lease Contract dated December 20, 2021 entered by Tianjin Youdatong Operation Management Co., Ltd. and Tianjin Bibosch (incorporated by reference to Exhibit 10.6 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.6*	Translation of Office Building Lease Contract entered by Tianjin Youdatong Operation Management Co., Ltd. and Tianjin LOBO (incorporated by reference to Exhibit 10.7 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.7*	Translation of Lease Contact entered by Wuxi Software Industry Development Co., Ltd. and Jiangsu LOBO (incorporated by reference to Exhibit 10.8 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.8*	Translation of House Lease Contact entered by Sichuan Yuanxing Rubber Co., Ltd. and Wuxi Jinbang (incorporated by reference to Exhibit 10.9 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.9*	Translation of Plant Lease Agreement entered by Tianjin Golden Wheel Bicycle (Group) Co., Ltd. and Beijing LOBO dated June 24, 2023. (incorporated by reference to Exhibit 10.12 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.10*	Translation of Shares Transfer Agreement dated December 12, 2021 (incorporated by reference to Exhibit 10.13 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.11*	Translation of Supplement Agreement to the Shares Transfer Agreement dated March 18, 2023 (incorporated by reference to Exhibit 10.14 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
10.12*	Securities Purchase Agreement dated December 10, 2024 (incorporated by reference to Exhibit 99.1 filed with Form 6-K of the Company (File No.: 333-270499) with the SEC on December 16, 2024)
10.13*	Convertible Promissory Note dated December 13, 2024 (incorporated by reference to Exhibit 99.2 filed with Form 6-K of the Company (File No.: 333-270499) with the SEC on December 16, 2024)
21.1**	List of Subsidiaries
23.1**	Consent of TPS Thayer, LLC
23.2**	Consent of Ogier (included in Exhibit 5.1)
23.3**	Consent of DeHeng Law Offices (Shenzhen)
24.1	Power of Attorney (included in signature page hereto)
99.1*	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 99.1 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
99.2*	Consent of Beijing Bo Yan Zhishang Information Advise Co., Ltd. (incorporated by reference to Exhibit 99.6 filed with registration statement F-1 of the Company (File No.: 333-270499) with the SEC on March 6, 2024)
107**	Filing Fee Table

* Previously filed

** Filed herewith

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The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Wuxi, China, on January 7, 2025.

LOBO EV Technologies Ltd.

By:	/s/ Huajian Xu
Name:	Huajian Xu
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Huajian Xu, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Huajian Xu	Chief Executive Officer and Director	January 7, 2025
Huajian Xu	(Principal Executive Officer)
/s/ Tong Zhu	Chief Financial Officer	January 7, 2025
Tong Zhu	(Principal Financial and Accounting Officer)
/s/ Jiancong Cai	Chief Operating Officer	January 7, 2025
Jiancong Cai
/s/ Zhaohui Randall Xu	Independent Director	January 7, 2025
Zhaohui Randall Xu
/s/ Yu Ren	Independent Director	January 7, 2025
Yu Ren
/s/ Harry D. Schulman	Independent Director	January 7, 2025
Harry D. Schulman

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Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of LOBO EV Technologies Ltd., has signed this registration statement in Newark, Delaware, on January 7, 2025.

Authorized U.S. Representative Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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